Pricing Supplement dated November 29, 2006                                                                                Rule 433

(To Prospectus dated November 6, 2006 and                                                                                  File No.333-138464

Prospectus Supplement dated November 6, 2006)

PACCAR FINANCIAL CORP.

Medium-Term Notes - Floating Rate

CUSIP# 69371RZK5

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐  BNP Paribas Securities Corp.

☐  Barclays Capital Inc

☐  Citigroup Global Markets Inc.

☐  Goldman, Sachs & Co.

☐  UBS Investment Bank

☐  Morgan Stanley & Co., Inc.

☒          Other: Banc of America Securities LLC

acting as ☐ principal ☒ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount:$200,000,000	Original Issue Date:	December 4, 2006

Agent’s Discount or Commission: 0.05%	Initial Maturity Date:	December 28, 2007

	Final Maturity Date:	December 2, 2011
Net Proceeds to Company: $199,900,000	Interest Payment Date(s):	Monthly on the 2nd or the next business day via the modified following business day convention, commencing January 2, 2007

Calculation Agent:

Interest Calculation:

☐	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☒	Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined

Initial Interest Reset Date: January 2, 2007

Interest Reset Date(s): Monthly on the 2nd or the next business day via the modified following business day convention.

Interest Rate Basis:

☐	CD Rate	☐	Federal Funds Rate		☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR		☐	Treasury Rate
☐	CMT Rate	Designated LIBOR Page:			☐	Other (see attached)
	☐ CMT Telerate Page 7051		☐	LIBOR Reuters Page
	☐ CMT Telerate Page 7052		☒	LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency: USD
☐ Weekly Average
☐ Monthly Average

Index Maturity: 1 Month LIBOR

Spread (+/-):  various (see attached)

Spread Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Day Count Convention:

☐    30/360 for the period from       to       ..

☒   Actual/360 for the period from December 4, 2006 to December 2, 2011.

☐    Actual/Actual for the period from            to          .

Redemption:

☒   The Notes may not be redeemed prior to the Maturity Date.

☐    The Notes may be redeemed at the option of the Company prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:       %

Annual Redemption Percentage Reduction:       % until Redemption Percentage is 100% of the Principal Amount.

☐    The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                                                                             (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: _____________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price: ___%

Form:   ☒ Book-Entry      ☐ Certificated

Other Provisions:

Attachment

To Pricing Supplement dated November 29, 2006

Spread:

•	from and including the issue date to but excluding
	the Interest Reset Date in December 2007:	1M LIBOR - 2 basis points
•	from and including the Interest Reset Date in December
	2007 to but excluding the Interest Reset Date in December 2008:	1M LIBOR - 1 basis point
•	from and including the Interest Reset Date in December
	2008 to but excluding the Interest Reset Date in December 2009:	1M LIBOR + 0 basis points
•	from and including the Interest Reset Date in December
	2009 to but excluding the Interest Reset Date in December 2010:	1M LIBOR + 1 basis point
•	from and including the Interest Reset Date in December
	2010 to but excluding the Interest Reset Date in December 2011:	1M LIBOR + 2 basis points

Additional Terms:

An investor may elect to extend the maturity of the Notes during the notice period relating to each election date so that the maturity of those Notes will be extended to the date occurring 366 calendar days from and including the 2nd day of the next succeeding month.  However, if the 366th calendar day is not a business day, the maturity of those Notes will be extended to the immediately preceding business day.  The election dates will be the 2nd calendar day of each month from January 2, 2007 to November 2, 2010 inclusive, whether or not any such day is a business day.  To make an election to extend the maturity of the Notes effective on any election date, an investor must deliver a notice of election during the notice period for that election date.  The notice period for each election date will begin on the fifth business day prior to the election date.  However, if that election date is not a business day, the notice period will be extended to the following business day.  A notice of election must be delivered to Wilmington Trust Company, the trustee for the Notes, through the normal clearing channels described in the accompanying prospectus supplement, no later than the close of business on the last business day in the notice period relating to the applicable election date.  Upon delivery to the trustee of a notice of election to extend the maturity of the Notes or any portion thereof during any notice period, that election will be revocable during each day of such notice period, until 12:00 noon, New York City time, on the last business day in the notice period relating to the applicable election date, at which time such notice will become irrevocable.  If, with respect to any election date, an investor does not make an election to extend the maturity of all or any portion of the principal amount of the Notes for which no such election has been made will become due and payable on the initial maturity date, or any later date to which the maturity of the Notes has previously been extended.  The principal amount of the Notes for which such election is not exercised will be represented by a Note issued on the last business day in the notice period relating to the applicable election date.  The Note so issued will have the same terms as the offered Notes, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is 366 calendar days from and including such election date or, if such 366th calendar day is not a business day, the immediately preceding business day.  The failure to elect to extend the maturity of all or any portion of the Notes will be irrevocable and will be binding upon any subsequent holder of such Notes.

A “Business Day” is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York; provided that the day is also a London Business Day.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or the issuer at 1-425-468-7400.